Exhibit 99.1


                        BioSphere Medical Reports Fourth
                         Quarter 2006 Financial Results

   Record Worldwide Revenue of $6.34 Million, a Sequential Increase of 12% over the Third Quarter of 2006 and an Increase of 23% Compared
                     to the Same Period Last Year



    ROCKLAND, Mass.--(BUSINESS WIRE)--Jan. 31, 2007--BioSphere Medical, Inc. (NASDAQ: BSMD), a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations, today reported that total revenues for the fourth quarter of 2006 were $6.34 million, compared to total revenues of $5.15 million for the fourth quarter of 2005, an increase of 23%. In the fourth quarter of 2006, revenues in the United States were $4.59 million, compared to revenues of $3.68 million in the fourth quarter of 2005, an increase of 25%. Revenues outside of the United States were $1.75 million for the fourth quarter of 2006, compared to $1.47 million for the same period in 2005, an increase of 19%. Global sales of embolic products were $5.35 million in the fourth quarter of 2006, compared to $4.38 million in the fourth quarter of 2005, an increase of 22%.

    The net loss applicable to common stockholders for the fourth quarter of 2006 was $0.33 million, or $0.02 per basic and diluted share. This compares with a net loss of $0.27 million, or $0.02 per basic and diluted share, for the fourth quarter of 2005. In the fourth quarter of 2006, net loss of $0.34 million, or $0.02 per basic and diluted share, was attributable to a compensation charge for share-based payments resulting from the adoption of SFAS 123(R) on January 1, 2006.

    Gross margin was $4.45 million, or 70% of revenues, for the fourth quarter of 2006, compared to a gross margin of $3.44 million, or 67% of revenues, for the fourth quarter of 2005. The portion of the overall compensation charge for share-based payments included in the cost of sales in the fourth quarter of 2006, which resulted from the adoption of SFAS 123(R) on January 1, 2006, was $0.06 million.

    Selling, general and administrative expenses were $4.23 million for the fourth quarter of 2006, compared to $2.96 million for the fourth quarter of 2005. Research and development expenses were $0.64 million for the fourth quarter of 2006, compared to $0.71 million in the fourth quarter of 2005. The portion of the overall compensation charge for share-based payments included in research and development, selling, general and administrative expenses in the fourth quarter of 2006, which resulted from the adoption of SFAS 123(R) on January 1, 2006, was $0.28 million.

    For the year ended December 31, 2006, revenues were $22.89 million, compared to $18.48 million for the same period last year, an increase of 24%, with full-year 2006 United States revenues of $16.46 million, an increase of 30% compared to the full year 2005. The net loss for the year ended December 31, 2006 was $2.85 million, or $0.17 per share, compared to a net loss of $3.30 million, or $0.22 per share, for the comparable period in 2005. For the year ended December 31, 2006, $1.28 million, or $0.08 per basic and diluted share, was attributable to a compensation charge for share-based payments resulting from the adoption of SFAS 123(R).

    At December 31, 2006, the Company had cash, cash equivalents and investments of $22.1 million.

    Richard Faleschini, BioSphere Medical's president and chief executive officer, said, "This was a record quarter for the Company, and the most successful year in BioSphere's history in terms of revenue from product sales. Great progress has been made in every facet of our business, with contributions coming from each business function and each major geographic sector. We have at present nearly all the product approvals we've sought, and with the other elements of our marketing mix now in place, we believe that we are well positioned for continued growth in 2007."

    Significant highlights, activities and developments in the fourth quarter of 2006 and subsequent weeks include:

    -- Full-year 2006 worldwide sales of embolics used for uterine fibroid embolization were $16.19 million, an increase of 28% compared to full-year 2005 worldwide uterine fibroid embolic sales, with full-year 2006 United States uterine fibroid embolic sales of $13.67 million, an increase of 32% compared to full-year 2005 United States uterine fibroid embolic sales.

    -- Full-year 2006 worldwide sales of embolics primarily used in the treatment of liver tumors were $3.32 million, an increase of 23% compared to full-year 2005 worldwide sales of liver-related embolic sales, with full-year 2006 United States liver-related embolic sales of $2.27 million, an increase of 26% compared to full-year 2005 United States liver-related embolic sales.

    -- Fourth quarter 2006 worldwide sales of embolics used for uterine fibroid embolization were $4.39 million, an increase of 20% compared to the same period last year, with United States uterine fibroid embolic sales of $3.71 million, an increase of 22% compared to the fourth quarter of 2005.

    -- Worldwide sales in the fourth quarter of 2006 were $0.96 million for embolics used in the treatment of liver tumors, an increase of 32% compared to the same period last year.

    -- The Company received U.S. Food and Drug Administration marketing clearance for QuadraSphere(TM) Microspheres, the Company's third FDA approval in 2006.

    -- In the November 7, 2006 Wall Street Journal, a feature highlighted the results of a survey conducted by BioSphere in partnership with the not-for-profit The National Women's Health Resource Center, or NWHRC. One finding from the research was that more than 40% of the women surveyed reported they discussed UFE with their medical professional, and of those, approximately 35% went on to have UFE as the treatment for their symptomatic fibroid condition. We believe the results of this survey are encouraging because they suggest that women and gynecologists are better informed today about UFE than they were two years ago, and that their decisions are influenced by credible information.

    -- A live-case and scientific presentation featuring BioSphere Medical's QuadraSphere Microspheres are scheduled at the 2007 International Symposium on Endovascular Therapy.

    -- The January 2007 issue of the New England Journal of Medicine includes the results of the following study: Uterine-Artery Embolization versus Surgery for Symptomatic Uterine Fibroids. This randomized study included 157 women and was conducted at 27 hospitals in the United Kingdom. Patients were randomly assigned to undergo either uterine artery embolization or surgery, with 106 patients undergoing embolization and 51 undergoing surgery (43 hysterectomies and 8 myomectomies). This study showed that uterine fibroid embolization had an equivalent quality-of-life benefit when compared to traditional surgical options, and highlighted the advantages of embolization, including a significant reduction in the length of hospital stay and 24-hour pain level, and a more rapid return to usual activities.

    The Company will host its quarterly conference call today at 11:00 a.m. Eastern Standard Time. The number to dial in to the call is 888-603-7990 or 706-679-7298 and the conference ID is 5948844. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site. A replay of this conference call will be available from 2:00 p.m. ET today through 2:00 p.m on February 16, 2007. The replay can be accessed by dialing 800-642-1687 or 706-645-9291, access code 5948844, or you can visit the "Investor" section of our company web site at www.biospheremed.com.

    About BioSphere Medical, Inc.

    BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, has pioneered and is commercializing minimally invasive diagnostic and therapeutic products based on its proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties, which the Company believes have the potential for use in a variety of medical applications. BioSphere's principal focus is the application of its Embosphere(R) Microspheres product for the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products have continued to gain acceptance in this emerging procedure as well as in a number of other new and established medical treatments.

    BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia, the European Community, and Latin America, which allows the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization. The terms uterine fibroid embolization (UFE) and uterine artery embolization (UAE) are generally used interchangeably in the literature. The most common side effect of UFE is "post-embolization syndrome," a collection of symptoms including abdominal pain, discomfort, low-grade fever and nausea. UFE is currently contraindicated for women who are, or who intend to become, pregnant, because the effects of UFE on the ability of a woman to conceive, and to carry a fetus to term, have not been determined.

    Cautionary Statement Regarding Forward-Looking Statements - This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company's expectations for future growth. The Company uses words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should," "intend," and similar expressions to identify these forward-looking statements. These statements include statements on the market acceptance of UFE and the expected royalty revenue from Boston Scientific and are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to:

    -- the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates;

    -- the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its lead product, Embosphere Microspheres, for the treatment of UFE and its recently launched QuadraSphere
        (TM)Microspheres;

    -- the Company's ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

    -- the absence of, or delays and cancellations of, product orders;

    -- delays, difficulties or unanticipated costs in the introduction of new products;

    --  competitive pressures;

    -- the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

    --  general economic and market conditions; and

    -- the risk factors described in the section titled "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

    In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.



                       BioSphere Medical, Inc.
----------------------------------------------------------------------
                    SELECTED FINANCIAL INFORMATION

                CONSOLIDATED CONDENSED BALANCE SHEETS
            As of December 31, 2006 and December 31, 2005
                      (in thousands, unaudited)
----------------------------------------------------------------------

                                            December 31,  December 31,
                                               2006          2005
                                            ------------  ------------
ASSETS
  Cash, cash equivalents and investments     $   22,119       $ 8,774
  Accounts receivable, net                        4,082         3,521
  Inventories                                     2,830         2,435
  Prepaid expenses and other current assets         612           407
  Property and equipment, net                       929           858
  Goodwill                                        1,443         1,443
  Other assets                                       64            57
                                            ------------  ------------

     Total assets                            $   32,079       $17,495
                                            ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable and accrued expenses      $    4,784       $ 4,178
  Deferred revenue                                  229          -
  Capital lease obligations                         101           228
  Stockholders' equity                           26,965        13,089
                                            ------------  ------------

     Total liabilities and stockholders'
      equity                                 $   32,079       $17,495
                                            ============  ============




           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
   For the three and twelve months ended December 31, 2006 and 2005
         (in thousands, except per share amounts, unaudited)
----------------------------------------------------------------------

                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------  -------------------
                                  2006      2005       2006      2005
                               -------- ---------  --------- ---------

Revenues                       $ 6,342   $ 5,154   $ 22,891  $ 18,484

Costs and expenses:
   Cost of revenues              1,891     1,716      6,958     6,303
   Research and development        636       711      2,290     2,359
   Sales                         1,828     1,442      7,583     5,807
   Marketing                     1,071       474      3,666     2,458
   General, administrative and
    patent costs                 1,334     1,047      5,526     4,219
                               -------- ---------  --------- ---------

   Total costs and expenses      6,760     5,390     26,023    21,146
                               -------- ---------  --------- ---------

Loss from operations              (418)     (236)    (3,132)   (2,662)
   Other income and expenses,
    net                            218        91        808      (139)
                               -------- ---------  --------- ---------

Net loss                          (200)     (145)    (2,324)   (2,801)

   Preferred stock dividends      (134)     (127)      (525)     (495)
                               -------- ---------  --------- ---------

Net loss applicable to common
 stockholders                  $  (334)  $  (272)  $ (2,849) $ (3,296)
                               ======== =========  ========= =========

Net loss per common share
   Basic and diluted           $ (0.02)  $ (0.02)  $  (0.17) $  (0.22)
                               ======== =========  ========= =========

Weighted average common shares
 outstanding
   Basic and diluted            17,434    14,820     17,027    14,653
                               ======== =========  ========= =========


    CONTACT: BioSphere Medical, Inc.
             Martin Joyce, Executive Vice President and
             Chief Financial Officer, 781-681-7925
             Or
             Investor Relations:
             The Equity Group Inc.
             Devin Sullivan, Senior Vice President, 212-836-9608